Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS FIRST QUARTER 2015 RESULTS

AUSTIN, TEXAS, May 6, 2015—Forestar Group Inc. (NYSE: FOR) today reported a first quarter 2015 net loss of approximately ($8.2) million, or ($0.24) per share outstanding, compared with first quarter 2014 net income of approximately $8.3 million, or $0.19 per share outstanding.

"Our first quarter operating results were adversely impacted principally by timing of real estate sales activity and lower commodity prices. We sold less than 300 residential lots during first quarter along with minimal tract and undeveloped land sales. However, given our current backlog of lots under contract and low new home inventories in a majority of our active communities, we still expect to sell 1,800 - 1,900 lots in 2015. In addition, lower oil and gas prices more than offset an 85% increase in working interest oil production compared with first quarter 2014. We also incurred approximately $2.8 million of restructuring costs in first quarter 2015 associated with the execution of our initiatives to significantly reduce planned oil and gas operating costs and capital expenditures as compared with 2014. These restructuring costs were principally associated with the closure of our Fort Worth office and staff reductions. Going forward we are focused on improving profitability and creating value in our real estate segment by increasing lot and tract sales margins and on generating cash flow from our oil and gas assets by significantly lowering capital investments and operating costs," said Jim DeCosmo, president and chief executive officer of Forestar Group.

First Quarter 2015 Significant Highlights

•	Sold 289 developed residential lots; highest quarterly average lot price and profit per lot since becoming a public company

•	Increased working interest oil production over 85% compared with first quarter 2014

Forestar manages its operations through three business segments: real estate, oil and gas and other natural resources.
REAL ESTATE

First Quarter 2015 Significant Highlights (Includes Ventures)

•	Sold 289 developed residential lots for over $76,000 per lot and average gross profit of almost $37,600 per lot

•	Sold 33 commercial acres for $314,400 per acre

•	Sold 731 acres of undeveloped land for nearly $2,800 per acre

Segment Financial Results:

($ in millions)	Q1 2015	Q1 2014	Q4 2014
Segment Revenues	$32.8	$65.5	$60.0
Segment Earnings	$9.1	$23.6	$30.0

Real estate segment earnings decreased in first quarter 2015 compared with first quarter 2014 principally due to lower undeveloped land and residential lot sales. In first quarter 2015, average lot prices were over $76,000 per lot and average gross profit was almost $37,600 per lot, the highest average quarterly lot prices and margins reported, reflecting stable homebuilder demand in our markets. Real estate segment earnings decreased in first quarter 2015 compared with fourth quarter 2014 primarily due to lower undeveloped land sales, and $7.9 million in gains in fourth quarter 2014 primarily related to bond proceeds from the Cibolo Canyons Special Improvement District and sale of a land purchase contract.

OIL AND GAS

First Quarter 2015 Significant Highlights (Includes Ventures)

•	Increased working interest oil production by over 85% compared with first quarter 2014, principally due to capital investments in the Bakken/Three Forks

•	Generated gains of $1.2 million principally associated with the sale of leasehold interests in 290 net mineral acres in the Bakken/Three Forks for $2.0 million

•	Added 17 Bakken/Three Forks gross wells; 10 Bakken/Three Forks gross wells waiting on completion at quarter-end principally related to well commitments in 2014

Segment Financial Results:

($ in millions)	Q1 2015	Q1 2014	Q4 2014
Segment Revenues	$13.2	$17.6	$18.2
Segment Earnings (Loss)	($2.9)	$0.8	($39.0)

Oil and gas segment earnings decreased in first quarter 2015 compared with first quarter 2014 principally due to lower oil prices and approximately $2.8 million in restructuring costs associated with termination of our Fort Worth office lease, retention bonus awards and severance costs associated with staff reductions, which were partially offset by $1.2 million in gains associated with sale of 290 net acres of leasehold interest in the Bakken/Three Forks. Oil and gas segment results improved in first quarter 2015 compared with fourth quarter 2014 principally due to $30.6 million in non-cash impairment charges in fourth quarter 2014 associated with proved properties and unproved leasehold interests primarily due to the significant decline in oil prices.

OTHER NATURAL RESOURCES

First Quarter 2015 Significant Highlights (Includes Ventures)

•	Sold nearly 47,600 tons of fiber for $14.07 per ton

Segment Financial Results:

($ in millions)	Q1 2015	Q1 2014	Q4 2014
Segment Revenues	$1.8	$1.6	$2.1
Segment Earnings (Loss)	($0.4)	($0.5)	$3.3

First quarter 2015 other natural resources segment results increased compared with first quarter 2014 principally due to $0.1 million in revenues generated from a previously announced groundwater reservation agreement. First quarter 2015 other natural resources segment earnings decreased compared with fourth quarter 2014 principally due to the benefit of a $2.7 million gain related to termination of a timber lease in connection with the sale of the remaining 2,000 acres from the Ironstob venture in fourth quarter 2014.

OUTLOOK

Maximizing Real Estate Value
“We are well positioned to capitalize on housing through residential lot and tract sales and to deliver the greatest value from every acre by increasing lot margins. We anticipate residential lot sales in 2015 to be in the range of 1,800 - 1,900 lots, with average lot margins up over 2014. Our multifamily team continues to capitalize on stable supply and demand in our target markets through the development of high-quality multifamily communities. Construction is continuing on over 1,700 units in five projects.

Focused on Generating Cash Flow from Oil and Gas
“We expect 2015 oil and gas production to remain essentially flat compared with 2014, despite a significant reduction in capital investments. We have restructured our oil and gas business to focus on generating cash flow by significantly lowering planned capital investments and segment operating expenses compared with 2014. Drilling and completion activity in the first quarter was primarily related to well commitments in 2014, with 17 gross Bakken/Three Forks wells (10% average working interest) generating initial production and 10 gross wells waiting on completion. Only seven new gross wells were approved in first quarter 2015 for $8.9 million of additional investment, all in the core of the Bakken/Three Forks and expected to meet disciplined return criteria. Given current commodity prices, we anticipate new well proposals to continue to decline compared with 2014.

Strategic Alternatives
“The Board of Directors and management team continue to evaluate strategic alternatives to enhance shareholder value, including a review of the oil and gas business. Going forward, Forestar is well positioned with an experienced team and a solid balance sheet, with a commitment to maximize value for all shareholders,” concluded Mr. DeCosmo.

The Company will host a conference call on May 6, 2015 at 10:00 am ET to discuss results of first quarter 2015. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-877-415-3185 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-857-244-7328. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 69043071.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At first quarter-end 2015, the real estate segment owns directly or through ventures over 112,000 acres of real estate located in 11 states and 14 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 74 entitled, developed and under development projects in ten states and 13 markets encompassing over 11,200 acres, comprised of over 18,500 planned residential lots and approximately 2,000 commercial acres. The oil and gas segment includes approximately 960,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama, and approximately 370,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	First Quarter
	2015	2014
	(In thousands)
Revenues:
Real estate	$32,830	$65,480
Oil and gas	13,185	17,554
Other natural resources	1,790	1,571
Total revenues	$47,805	$84,605
Segment earnings (loss):
Real estate	$9,066	$23,575
Oil and gas	(2,941)	807
Other natural resources	(391)	(528)
Total segment earnings	5,734	23,854
Items not allocated to segments:
General and administrative expense	(6,020)	(5,168)
Share-based and long-term incentive compensation expense (a)	(3,458)	(313)
Interest expense	(8,821)	(5,503)
Other corporate non-operating income	48	122
Income (loss) before taxes	(12,517)	12,992
Income tax (expense) benefit	4,359	(4,658)
Net income (loss) attributable to Forestar Group Inc.	$(8,158)	$8,334

Net income (loss) per common share:
Diluted	$(0.24)	$0.19

Weighted average common shares outstanding (in millions):
Diluted (b)	34.2	43.9

	First Quarter
Supplemental Financial Information:	2015	2014
	(In thousands)
Cash and cash equivalents	$126,262	$147,979

Borrowings under credit facility	—	200,000
Senior secured notes	250,000	—
Convertible senior notes, net of discount	104,020	100,716
Tangible equity unit notes, net of discount	15,092	23,201
Other debt (c)	65,301	21,495
Total debt	$434,413	$345,412
Net debt	$308,151	$197,433
 _____________________

(a)
Share-based and long-term incentive compensation expense increased principally as result of a two percent increase in our stock price since year-end 2014, compared with a 16 percent decrease in our stock price in first quarter 2014 since year-end 2013, which impacted the value of vested cash-settled awards.

(b)	First quarter 2014 weighted average diluted shares outstanding includes 7.9 million associated with our tangible equity units issued during fourth quarter 2013.

(c)
First quarter-end 2015 debt consists principally of $45.7 million of senior secured loans for two multifamily properties. Excludes approximately $123.5 million of unconsolidated venture debt and approximately $15.5 million of outstanding letters of credit.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	First Quarter
	2015	2014
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	289	974
Revenue per Lot Sold	$76,233	$42,605
Commercial Acres Sold	33	—
Revenue per Commercial Acre Sold	$314,438	$—
Undeveloped Acres Sold	731	9,329
Revenue per Acre Sold	$2,758	$2,113
Owned & Consolidated Ventures:
Residential Lots Sold	242	836
Revenue per Lot Sold	$73,064	$40,161
Commercial Acres Sold	4	—
Revenue per Commercial Acre Sold	$329,863	$—
Undeveloped Acres Sold	731	9,329
Revenue per Acre Sold	$2,758	$2,113
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	47	138
Revenue per Lot Sold	$92,551	$57,410
Commercial Acres Sold	29	—
Revenue per Commercial Acre Sold	$312,237	$—
Undeveloped Acres Sold	—	—
Revenue per Acre Sold	$—	$—

FIRST QUARTER 2015
REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres (a)
Undeveloped Land
Owned	71,910
Ventures	4,539				76,449
Residential
Owned		21,762	7,670	512
Ventures			847	199	30,990
Commercial
Owned		2,668	1,088	536
Ventures			237	117	4,646
Total Acres	76,449	24,430	9,842	1,364	112,085

Estimated Residential Lots			16,184	2,352	18,536
 _____________________

(a)	Excludes acres associated with commercial and income producing properties.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	First Quarter
	2015	2014
Leasing Activity from Owned Mineral Interests
Acres Leased	800	1,741
Average Bonus / Acre	$349	$343
Delay Rentals Received	$70,000	$—
Oil & Gas Production
Royalty Interests (a)
Gross Wells (at end of the period)	553	547
Oil Production (Barrels) (b)	35,500	32,700
Average Oil Price ($ / Barrel)	$50.48	$85.38
Natural Gas Production (MMcf)	259.8	286.1
Average Natural Gas Price ($ / Mcf)	$3.45	$3.69
BOE Production (c)	78,900	80,400
Average Price ($ / BOE)	$34.13	$47.87
Working Interests
Gross Wells (at end of the period)	443	500
Oil Production (Barrels) (b)	258,100	139,300
Average Oil Price ($ / Barrel)	$36.84	$87.60
Natural Gas Production (MMcf)	260.6	200.4
Average Natural Gas Price ($ / Mcf)	$2.91	$5.34
BOE Production (c)	301,500	172,700
Average Price ($ / BOE)	$34.05	$76.86
Total Oil & Gas Interests
Gross Wells (d) (at end of the period)	963	1,014
Oil Production (Barrels) (b)	293,600	172,000
Average Oil Price ($ / Barrel)	$38.50	$87.18
Natural Gas Production (MMcf)	520.4	486.5
Average Natural Gas Price ($ / Mcf)	$3.18	$4.37
BOE Production (c)	380,400	253,100
Average Price ($ / BOE)	$34.07	$67.64
Average Daily Production
BOE per Day
Royalty Interests	877	893
Working Interests	3,350	1,919
Total	4,227	2,812
Working Interests BOE per Day
North Dakota	2,109	810
Kansas/Nebraska	672	539
Texas, Louisiana and Other	569	570
Total	3,350	1,919
 _____________________

(a)	Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 42 MMcf in first quarter 2015 and 53 MMcf in first quarter 2014.

(b)	Oil production includes natural gas liquids (NGLs).

(c)	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).

(d)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes 33 working interest wells in first quarter 2015 and 2014 as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT

	First Quarter
	2015	2014
Well Activity
Mineral Interests Owned (a)
Net Acres Held By Production	36,000	36,000
Gross Wells Drilled	—	—
Productive Gross Wells	553	547
Mineral Interests Leased
Net Acres Held By Production (b)	48,000	37,000
Gross Wells Drilled	19	21
Productive Gross Wells (c)	410	467
Total Well Activity
Net Acres Held By Production	84,000	73,000
Gross Wells Drilled	19	21
Productive Gross Wells	963	1,014
 _____________________

(a)	Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well.

(b)	Excludes approximately 8,000 net acres in which we have an overriding royalty interest.

(c)	Excludes approximately 1,200 wells in which we have an overriding royalty and 33 working interest wells as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
MINERAL INTERESTS

MINERAL INTERESTS OWNED (a)

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased (b)	Held By Production (c)	Total (d)
		(Net acres)
Texas	209,000	16,000	27,000	252,000
Louisiana	131,000	4,000	9,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	534,000	20,000	36,000	590,000
 _____________________

(a)	Includes ventures.

(b)
Includes leases in primary lease term or for which a delayed rental payment has been received. In the ordinary course of business, leases covering a significant portion of leased owned net mineral acres may expire from time to time in a single reporting period.

(c)	Acres being held are producing oil or gas in paying quantities.

(d)
Texas, Louisiana, California and Indiana net acres are calculated as the gross number of surface acres multiplied by our percentage ownership of the mineral interest. Alabama and Georgia net acres are calculated as the gross number of surface acres multiplied by our estimated percentage ownership of the mineral interest based on county sampling.

MINERAL INTERESTS LEASED

Forestar’s oil and gas segment includes approximately 370,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, Texas and North Dakota.

State	Undeveloped	Held By Production (a)	Total
Nebraska	249,000	11,000	260,000
Kansas	16,000	8,000	24,000
Oklahoma	23,000	18,000	41,000
Texas	11,000	2,000	13,000
North Dakota	4,000	5,000	9,000
Other	19,000	4,000	23,000
	322,000	48,000	370,000
 _____________________

(a)	Excludes approximately 8,000 net acres of overriding royalty interests.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	First Quarter
	2015	2014
Fiber Sales
Pulpwood tons sold	27,500	28,200
Average pulpwood price per ton	$8.63	$9.66
Sawtimber tons sold	20,100	28,900
Average sawtimber price per ton	$21.50	$21.71

Total tons sold	47,600	57,100
Average stumpage price per ton (a)	$14.07	$15.77

Recreational Activity
Average recreational acres leased	109,700	115,200
Average price per leased acre	$8.66	$9.24
 _____________________

(a)	Average stumpage price per ton is based on gross revenues less cut and haul costs.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at first quarter-end 2015 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			24,430
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled (a), developed and under development real estate projects, at first quarter-end 2015 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	281	313	2	3
Pinery West	Douglas	100%	45	41	20	106
Stonebraker	Weld	100%	—	603	—	—
Georgia
Seven Hills	Paulding	100%	806	277	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
Other projects (17)	Various	100%	207	2,765	—	705
North & South Carolina
Habersham	York	100%	—	187	—	—
Walden	Mecklenburg	100%	—	387	—	—
Tennessee
Beckwith Crossing	Wilson	100%	—	99	—	—
Morgan Farms	Williamson	100%	71	102	—	—
Weatherford Estates	Williamson	100%	—	17	—	—
Texas
Arrowhead Ranch	Hays	100%	—	381	—	11
Bar C Ranch	Tarrant	100%	339	766	—	—
Barrington Kingwood	Harris	100%	160	20	—	—
Cibolo Canyons	Bexar	100%	921	848	130	56
Harbor Lakes	Hood	100%	223	226	13	8
Hunter’s Crossing	Bastrop	100%	510	—	41	62
Imperial Forest	Harris	100%	—	428	—	—
La Conterra	Williamson	100%	202	—	3	55
Lakes of Prosper	Collin	100%	120	167	4	—
Lantana	Denton	100%	1,168	613	11	1
Maxwell Creek	Collin	100%	941	60	10	—
Oak Creek Estates	Comal	100%	242	312	13	—
Parkside	Collin	100%	—	200	—	—
River's Edge	Denton	100%	—	202	—	—
Stoney Creek	Dallas	100%	221	487	—	—
Summer Creek Ranch	Tarrant	100%	982	269	35	44
Summer Lakes	Fort Bend	100%	617	452	56	—
Summer Park	Fort Bend	100%	69	130	28	68
The Colony	Bastrop	100%	454	1,431	22	31
The Preserve at Pecan Creek	Denton	100%	556	226	—	7
Village Park	Collin	100%	567	—	3	2
Westside at Buttercup Creek	Williamson	100%	1,496	1	66	—
Other projects (7)	Various	100%	1,561	22	133	7

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Other
Other projects (3)	Various	100%	543	320	—	—
			13,302	14,231	616	1,624
Projects in entities we consolidate
Texas
City Park	Harris	75%	1,311	504	52	113
Timber Creek	Collin	88%	—	601	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	90	160	—	—
Other projects (2)	Various	Various	10	198	—	18
			1,411	1,463	52	131
Total owned and consolidated			14,713	15,694	668	1,755
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	—	—	12
Harper’s Preserve	Montgomery	50%	315	1,413	30	49
Lantana - Rayzor Ranch	Denton	25%	1,163	—	30	28
Long Meadow Farms	Fort Bend	38%	1,423	381	187	118
Southern Trails	Brazoria	80%	810	186	—	1
Stonewall Estates	Bexar	50%	349	41	—	—
Other projects (2)	Various	Various	—	—	—	15
Total in ventures			4,384	2,842	247	223
Combined total			19,097	18,536	915	1,978
 _____________________

(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at first quarter-end 2015 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven	Austin	100%	Multifamily	3	257-unit luxury apartment
Midtown (b)	Dallas	100%	Multifamily	13	354-unit luxury apartment
360° (b)	Denver	20%	Multifamily	4	304-unit luxury apartment
Acklen (b)	Nashville	30%	Multifamily	6	320-unit luxury apartment
HiLine (b)	Denver	25%	Multifamily	6	385-unit luxury apartment
Elan 99 (b)	Houston	90%	Multifamily	14	360-unit luxury apartment
 _____________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction in progress.